[letterhead of Holme Roberts & Owen LLP]

November 30, 1999

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300

Denver, Colorado 80237

Re:      UnitedGlobalCom, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

         As counsel for UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), we are familiar with UGC's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Act"), on November 16, 1999, with respect to the offering and issuance from time to time by UGC of up to $1,200,000,000 aggregate offering price of depositary shares (the "Depositary Shares").

         All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

         In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

         For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

     (1)      The Certificate of Incorporation of UGC, as amended to date;

     (2)      The Bylaws of UGC, as amended to date;

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UnitedGlobalCom, Inc.
November 30, 1999
Page 2

     (3) Such records of the corporate proceedings of UGC, and such other documents that we considered necessary or appropriate for the purpose of rendering this opinion; and

     (4) Such other certificates and assurances from public officials, officers and representatives of UGC that we considered necessary or appropriate for the purpose of rendering this opinion.

     On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable), when the Depositary Shares shall have been authorized, issued and sold as described in the Registration Statement, and if in an underwritten offering, in accordance with the terms and conditions of the applicable underwriting agreement, and in a manner contemplated in the Registration Statement, including the Prospectus Supplement relating to the applicable series of such Depositary Shares, the Depositary Shares will be validly issued, fully paid and nonassessable.


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UnitedGlobalCom, Inc.
November 30, 1999
Page 3

         This opinion is limited to the present corporate laws of the State of Delaware, the present laws of the States of Colorado and New York and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

         This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

HOLME ROBERTS & OWEN LLP

By: /s/ Nick Nimmo
    Nick Nimmo, Partner